Exhibit 99.1

Hines Real Estate Investment Trust, Inc.

Questions and Answers Regarding the Close of Our Offering and Suspension of Our Share Redemption Program

December 10, 2009

Why is Hines Real Estate Investment Trust closing its offering?

Our highest priority is protecting the value of our shareholders’ investments.  The current economic and market environment has put downward pressure on the value of most investors’ portfolios, and has decreased the amount of new capital being invested in most sectors, including commercial real estate.  In consideration of these current market conditions and other factors, our board of directors determined that Hines REIT will not accept subscriptions for sales of its common shares pursuant to its primary offering dated after December 31, 2009.  We are considering various future capital raising strategies for Hines REIT in an effort to maximize our investors’ total returns, and we expect to resume capital raising activities during 2010 under a new offering.  Until further notice, we will continue to offer shares under our dividend reinvestment plan.

What is the last date that a shareholder can purchase shares of Hines REIT?

Other than pursuant to our dividend reinvestment plan, we will not accept subscriptions for shares of our common stock that are dated after December 31, 2009.  Unless we agree otherwise, all subscription agreements must be postmarked by that date and received by our transfer agent, DST Systems, Inc., 430 W. 7th St., Kansas City, MO 64105, Attn:  Hines REIT.

What impact does the closing of the primary offering have on Hines REIT’s dividend reinvestment plan?

The closing of our primary offering will not have an impact on our dividend reinvestment plan.  You may participate in our dividend reinvestment plan and elect to have your distributions reinvested in shares of our common stock at $9.58 per share, as before.

What impact does the closing of the offering have on Hines REIT’s distribution policy?

The closing of our offering does not impact our distribution policy.  We expect that distributions will continue to be paid on a quarterly basis at amounts our board of directors determines appropriate.  Despite the challenges being experienced in the broader economy and real estate portfolios in general, we have managed to maintain an attractive distribution rate throughout 2009 for our shareholders.  In addition, our board has authorized distributions at the same rate through March 31, 2010.  However, our board may, in its sole discretion, amend our distribution policy at any time, and therefore there can be no assurances about our future distributions and whether we will be able to maintain the current distribution rate.

What is the current state of Hines REIT’s real estate portfolio?

We own direct and indirect investments in a portfolio of 63 properties located in 39 cities representing over 31 million square feet.  In spite of the challenges presented by the current economy and markets, our portfolio was 92% leased as of September 30, 2009 to a well-diversified tenant base in more than 20 different industries.  The portfolio has minimal near-term lease expirations, which range from 3.0% to 8.0% of leasable square feet per year from now through 2011, and we believe this level of expirations is manageable.  In addition, we are fortunate to have minimal debt maturities in the near term given the current challenges in the financing markets.

What is Hines REIT’s current financial position?

We believe our capital resources and cash flows from our operations are sufficient to meet the company’s liquidity needs for the foreseeable future.  Hines REIT’s primary liquidity needs include funding of property-level operating expenses, capital improvements and leasing costs, debt service, corporate-level general and administrative expenses and distributions.  In light of the close of our offering to new proceeds (other than proceeds from shares offered through our dividend reinvestment plan), we acted prudently by suspending our share redemption program (except in connection with death or disability) in order to maintain liquidity within the Company for the benefit of our shareholders.

Why is Hines REIT suspending its Share Redemption Program?

Over the past several quarters, challenging economic conditions and poor investor sentiment have led many investors to focus on liquidity and safety.  As a result, many investment programs have experienced a significant increase in requests to redeem securities.  Hines REIT experienced similar circumstances and due to our ability to raise capital and maintain sufficient liquidity to manage our portfolio, we were able to honor all shareholder redemption requests received in good order since our inception.

However, with the close of our offering to new investment proceeds (other than proceeds from shares offered through our dividend reinvestment plan), our board of directors determined it is in our best interests to suspend our share redemption program until further notice, except with respect to redemption requests made in connection with the death or disability of a shareholder.  We expect that this will allow us to maintain liquidity within the Company which we believe will benefit our existing shareholders.

What impact does closing the offering have on the Hines REIT’s consideration of a liquidity event?

As stated in our prior SEC filings, we expect our board of directors may begin to consider possible exit strategies for all or a portion of our portfolio in approximately 6-10 years. The board's consideration of a potential liquidity event will be made in light of market conditions and what is in our best interests at that time.